As filed with the Securities and Exchange Commission on August 11, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMUNITY WEST BANCSHARES
(Exact name of registrant as specified in its charter)

California	77-0446957
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

445 Pine Avenue
Goleta, California 93117
(805) 692-5821
(Address of principal executive offices, Zip Code)

COMMUNITY WEST BANCSHARES
2020 OMNIBUS EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Susan C. Thompson
Chief Financial Officer
445 Pine Avenue
Goleta, California 93117
(Name and address of agent for service)

(805) 692-5821
(Telephone number, including area code, of agent for service)
Copies to:

Arthur A. Coren
Duane Morris LLP
865 South Figueroa Street, Suite 3100
Los Angeles, California 90017
(213) 689-7460

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value per share	500,000	$7.85	$3,925,000	$509.47

(1)
This Registration Statement covers, in addition to the number of shares of Community West Bancshares (the “Company” or the “Registrant”), common stock, no par value per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options, awards, and rights that may be offered or issued pursuant to the Community West Bancshares 2020 Omnibus Equity Incentive Plan (the “2020 Plan”), as a result of one or more adjustments under the 2020 Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock, no par value per share, of the Company as reported on the Nasdaq Global Market on August 5, 2020.

EXPLANATORY STATEMENT

At the 2020 Annual Meeting of Shareholders of Community West Bancshares (the “Company”) held on May 28, 2020, the shareholders of the Company duly approved the Community West Bancshares 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) with 500,000 shares of common stock, no par value per share (the “Common Stock”), reserved for issuance under the 2020 Plan. A summary of the 2020 Plan is set forth under the heading “PROPOSAL 3 - THE 2020 OMNIBUS EQUITY INCENTIVE PLAN” in the Company’s definitive proxy statement for the 2020 annual meeting of shareholders filed with the Securities and Exchange Commission (the “Commission”) on April 13, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2020 Plan. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission pursuant to the Securities Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement on Form S-8 and are made a part hereof:

(a) The Company’s Annual Report on Form 10-K filed with the Commission on March 10, 2020;

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020 (filed with the Commission on May 8, 2020 and August 10, 2020, respectively);

(c) The Company’s Current Reports on Form 8-K filed with the Commission on January 24, 2020, February 28, 2020, April 24, 2020, April 28, 2020, May 29, 2020, June 10, 2020, July 24, 2020 and July 28, 2020; and

(d) The description of the Company’s common stock which is contained in its registration statement on Form 8-A dated December 31, 1997, filed under the Exchange Act, and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents.  Notwithstanding the foregoing, unless specifically stated to the contrary in such filing, none of the information that the Company discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the Commission will be incorporated by reference into, or otherwise be included in or deemed to be a part of, this Registration Statement.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Subject to the foregoing, all information in this Registration Statement is so qualified in its entirety by the information appearing in the documents incorporated herein by reference.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
The Company’s second amended and restated articles of incorporation (the “Articles of Incorporation”) provides that the Company is authorized to provide indemnification of agents  (as  defined in  Section 317 of the California Corporations Code) through bylaw  provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by Section 317 of California Corporations Code subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to action for breach of duty to the corporation and its shareholders. Article VI of the Company’s Bylaws provide that the Company shall indemnify each of its director and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an agent (as  defined in  Section 317 of the California Corporations Code) of the Company to the fullest extent permissible under California law. Indemnification may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate “agents.” Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases, Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by: (i) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings; (ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (iii) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

The Company has entered into an Indemnification Agreement with Martin E. Plourd, our President and CEO, pursuant to which it agreed to indemnify him for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that he was the Company’s “agent” to the fullest extent permissible under California law, subject to the terms and conditions of the Indemnification Agreement.

At present, the Company is not aware of any pending or threatened litigation or proceeding involving its directors, officers, employees or agents in which indemnification would be required or permitted.  The Company believes that its Articles of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company and its subsidiaries arising out of claims based on acts or omissions to act in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	Community West Bancshares 2020 Omnibus Equity Incentive Plan (Incorporated by reference to Appendix B to the Community West Bancshares’s Definitive Proxy Statement filed on April 13, 2020).

5.1*	Opinion of Duane Morris LLP regarding the legality of the securities being registered.

23.1*	Consent of RSM US LLP.
23.2*	Consent of Duane Morris LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included in signature page of this Registration Statement).

* Filed herewith.

Item 9.	Undertakings
(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Goleta, State of California, on this 11th day of August, 2020.

COMMUNITY WEST BANCSHARES

By:	/s/ Susan C. Thompson
Name:	Susan C. Thompson
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin E. Plourd and Susan Thompson, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462 under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents or their substitute or substitutes may lawfully so or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ William R. Peeples	Director and Chairman of the Board	August 11, 2020
William R. Peeples

/s/ Martin E. Plourd	President and Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2020
Martin E. Plourd

/s/ Susan C. Thompson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2020
Susan C. Thompson

/s/ Robert H. Bartlein	Director	August 11, 2020
Robert H. Bartlein

/s/ Jean W. Blois	Director	August 11, 2020
Jean W. Blois

/s/ Dana L. Boutain	Director	August 11, 2020
Dana L. Boutain

/s/ Tom L. Dobyns	Director	August 11, 2020
Tom L. Dobyns

/s/ John D. Illgen	Director and Secretary of the Board	August 11, 2020
John D. Illgen

/s/ James W. Lokey	Director	August 11, 2020
James W. Lokey

/s/ Shereef Moharram	Director	August 11, 2020
Shereef Moharram

/s/ Christopher Raffo	Director	August 11, 2020
Christopher Raffo

/s/ Kirk B. Stovesand	Director	August 11, 2020
Kirk B. Stovesand